February 8, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (703)766-3385

Mr. Michael W. Clarke
President and Chief Executive Officer
Access National Corporation
1800 Robert Fulton Drive, Suite 310
Reston, Virginia 20191

Re:	Access National Corporation
Form 10-K for the Fiscal Year Ended December 31, 2004
	File No. 000-49929

Dear Mr. Clarke:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,



							John P. Nolan
							Accounting Branch Chief

Mr. Michael W. Clarke
Access National Corporation
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